FORM 8-A

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

For registration of certain classes of securities
pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. (Exact name of registrant as specified in its charter)
Florida (State of incorporation or organization)	59-3404233 (I.R.S. Employer Identification No.)

Kuanggong Road and Tiyu Road 10th Floor, Chengshi Xin Yong She, Tiyu Road, Xinhua District, Pingdingshan, Henan Province, China 467000 (Address of principal executive offices)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.001 par value per share	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [  ]
Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

_____________________________ (Title of class)

Item 1.    Description of Registrant's Securities to be Registered.

SinoCoking Coal and Coke Chemical Industries, Inc. (the “Registrant”) is authorized to issue 100,000,000 shares of common stock, par value $0.001 per share.

Common Stock

As of February 16, 2010, the Registrant had 14,706,018 shares of its common stock issued and outstanding, held of record by 641 shareholders.

The holders of common stock are entitled to one vote per share on all matters to be voted upon by the shareholders.  The holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of the liquidation, dissolution or winding up of the Registrant, the holders of common stock are entitled to share ratably in all assets remaining after payment of debts and liabilities.  The common stock has no preemptive or conversion rights or other subscription rights.  All outstanding shares of common stock are fully paid and nonassessable.

Reference is made to the Registrant’s articles of incorporation, as amended, and bylaws, copies of which have been filed with the SEC, as well as the applicable statutes of the State of Florida for a more complete description of the rights of holders of the Registrant’s shares.

The holders of common stock do not have cumulative voting rights, which means that the holders of more than fifty percent of the shares of common stock voting for election of directors may elect all the directors if they choose to do so.  In this event, the holders of the remaining shares aggregating less than fifty percent will not be able to elect directors.  Except as otherwise required by Florida law, all shareholder action is taken by the vote of a majority of the issued and outstanding shares of common stock present at a meeting of shareholders at which a quorum consisting of a majority of the issued and outstanding shares of common stock is present in person or proxy.

Options and Warrants

As of February 16, 2010, there were outstanding warrants to purchase 638,541 shares of the Registrant’s common stock.  Of the 638,541 shares, the right to purchase 48,095 shares is pursuant to options and warrants held by former directors, officers and significant shareholders of the Registrant prior to the Registrant’s change in control on February 5, 2010, and have exercise prices ranging from $36.00 per share to $96.00 per share.  Among the 48,095 shares, 36,973 shares are purchasable under a warrant that is immediately exercisable through April 17, 2017 with an exercise price of $48.00 per share.

Out of the total 638,541 shares under options and warrants, 590,446 shares are purchasable under warrants held by investors, issued to them in a private placement that closed on February 5, 2010.  These investor warrants have an exercise price of $12.00 per share, and the form of investor warrant is furnished as an exhibit by reference to the Registrant’s Form 8-K filed on February 8, 2010.

The exercise price and the number of shares issuable upon exercise of the foregoing options and warrants will be adjusted upon the occurrence of certain events, including reclassifications, reorganizations or combinations of the common stock.  At all times that the warrants are outstanding, the Registrant will authorize and reserve at least that number of shares of common stock equal to the number of shares of common stock issuable upon exercise of all outstanding options and warrants.

Item 2.    Exhibits.

The following exhibits are filed herewith or incorporated by reference herein as indicated below:

Number	Description
3.1	Articles of Incorporation, as amended (incorporated by reference to Exhibits 3.1, 3.2, 3.3, 3.4 and 3.5 of the Registrant’s Registration Statement on Form 10-SB) (1)
3.2	Articles Amendment dated February 3, 2010 (incorporated by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed on February 8, 2010) (2)
3.3	Bylaws (incorporated by reference to Exhibit 3.6 of the Registrant’s Registration Statement on Form 10-SB) (1)
4.1	Specimen Stock Certificate of SinoCoking Coal and Coke Chemical Industries, Inc. (2)
10.1	Form of Investor Warrant (2)

(1)  Incorporated by reference to the Form 10-SB filed by the Registrant with the Securities and Exchange Commission by the registrant on November 18, 1999.

(2)  Incorporated by reference to the Form 8-K filed by the Registrant with the Securities and Exchange Commission on February 8, 2010.

Signature

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

SINOCOKING COAL AND COKE CHEMICAL INDUSTRIES, INC. a Florida corporation

Date: February 17, 2010	By:	/s/ Jianhua Lv
Jianhua Lv
Chief Executive Officer